Exhibit 99.1

Physicians Formula Holdings, Inc. Receives Acquisition Proposal

AZUSA, Calif., September 6, 2012 (GLOBE NEWSWIRE) -- Physicians Formula Holdings, Inc. (Nasdaq:FACE) (“Physicians Formula” or the “Company”) announced that it has received an unsolicited, nonbinding proposal to acquire all its outstanding shares of common stock at a price of $4.90 per share, subject to several conditions, including the completion of due diligence and securing of financing commitments by the third party who submitted the proposal and the negotiation of a mutually acceptable definitive agreement (the “Acquisition Proposal”).

In accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”) that was entered into on August 14, 2012 between the Company and affiliates of Swander Pace Capital, the Company and its representatives have engaged in and are continuing to engage in discussions and negotiations with the third party who submitted the Acquisition Proposal. As discussions and negotiations with the third party could terminate at any time, the Company's board of directors has not determined at this time that the Acquisition Proposal constitutes a Superior Proposal (as such term is defined in the Merger Agreement) and consequently has not changed its recommendation with respect to the Company's pending merger with affiliates of Swander Pace Capital to be effected pursuant to the Merger Agreement. The Company's board of directors is continuing to evaluate the Acquisition Proposal.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. Before making any voting decision, Physicians Formula's stockholders are urged to read the proxy statement and those other materials carefully and in their entirety because they will contain important information about the Company and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Physicians Formula with the SEC, may be obtained free of charge at the SEC's website www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Physicians Formula by directing a request by mail to Physicians Formula Holdings Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at www.physiciansformula.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement or this press release.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the proposed transaction. Information about the Company's directors and executive officers is set forth in the Company's proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on November 4, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 7, 2012 and amended on Form 10-K/A filed with the SEC on April 25, 2012. These documents are available free of charge at the SEC's website at www.sec.gov, and from the Company by directing a request by mail to Physicians Formula Holdings Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at www.physiciansformula.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements relating to the completion of this transaction. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors. If the transaction is consummated, the Company's existing stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this press release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Media Contact:

Anne Rakunas
ICR, Inc.
(310) 954-1113
Anne.Rakunas@icrinc.com